Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

                                                                                                                                   CDNX – DRK

                                                                                                                           OTC BB - DRKOF

October 1, 2003                                                                                Form 20-F File No.: 0-30072

(Vancouver, B.C., October 1, 2003) – Derek Oil & Gas Corporation (the “Company”).The Company has granted stock options under its stock option plan to a consultant to purchase up to 100,000 common shares for a period of five years commencing on October 1, 2003 at an exercise price of $0.30 Cdn. per share and expiring September 30, 2008.

DEREK OIL & GAS CORPORATION

          “Barry C.J. Ehrl”______

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The Canadian Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.